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                                                                   Exhibit 10.4


                          SECOND AMENDED AND RESTATED
                      RIGHT OF FIRST OPPORTUNITY AGREEMENT

    SECOND AMENDED AND RESTATED RIGHT OF FIRST OPPORTUNITY AGREEMENT, dated as of August 1, 2000 (the "Agreement"), between NEXTEL COMMUNICATIONS, INC., a Delaware corporation ("Nextel Communications") and NEXTEL INTERNATIONAL, INC., a Washington corporation and a substantially wholly owned subsidiary of Nextel Communications ("Nextel International").

                             W I T N E S S E T H :

    WHEREAS, Nextel International is offering (the "Offering") $650.0 million aggregate principal amount of its 12.75% Senior Serial Notes due 2010 (the "Notes");

    WHEREAS, Nextel Communications and Nextel International entered into that certain Right of First Opportunity Agreement, dated as of March 6, 1997 (the "Right of First Opportunity Agreement"), in connection with Nextel International's offering of 951,463 Units, each unit consisting of one 13% Senior Discount Note due 2007 (the "1997 Notes") and one warrant (the "Warrants") to purchase (subject to adjustment as provided in the Warrants)
 .10616 shares of common stock, no par value, at an exercise price of $36.45 per share, to provide for certain matters concerning Nextel Communications' and Nextel International's respective involvement in the wireless telecommunications industry;

    WHEREAS, Nextel Communications and Nextel International amended and restated the Right of First Opportunity Agreement by entering into that certain Amended and Restated Right of First Opportunity Agreement, dated as of March 12, 1998 (the "First Amendment and Restatement"), in connection with Nextel International's offering of $730.0 million of its 12 1/8% Senior Discount Notes due 2008 (the "1998 Notes"; and together with the 1997 Notes, the "Existing Notes"); and

    WHEREAS, to facilitate the Offering, the parties hereto desire to amend and restate the First Amendment and Restatement for the benefit of the holders of the Notes.

    NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, receipt of which is acknowledged, the parties, intending to be legally bound hereby, hereto agree as follows:

    SECTION 1. First Opportunity Procedures. Nextel Communications hereby agrees that until the earliest to occur of (i) April 15, 2007 and (ii) the date on which a Change of Control (as such term is defined in the respective indentures pursuant to which the Existing Notes and the Notes were issued (the "Indentures")) occurs, neither Nextel Communications nor any Affiliate that is controlled by Nextel Communications (other than Nextel International or any Restricted Group Member (as such term is defined in the Indentures; collectively, the "Nextel International Group")) shall be a party to any Future Wireless Opportunity (as such term is defined below) except in compliance with the procedures set forth in this Section 1. A "Future

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Wireless Opportunity" shall mean any transaction in which Nextel Communications or any Affiliate that is controlled by Nextel Communications would hold any equity securities or similar instrument representing an ownership interest ("Equity Interest") in another Wireless Entity (as such term is defined below), or would direct or otherwise participate in the management of another Wireless Entity; provided that the term "Future Wireless Opportunity" shall not mean or include any of the following: (i) holding any Equity Interest in any member of the Nextel International Group or directing or participating in the management of any member of the Nextel International Group, (ii) holding any securities in or issued by any Wireless Entity which are not convertible into or exercisable or exchangeable for any Equity Interest in a Wireless Entity, (iii) holding any Equity Interest (or securities that are convertible into or exercisable or exchangeable for any Equity Interest) in a Wireless Entity that represents, on a fully-diluted basis, five percent (5%) or less of the total fully-diluted Equity Interests in such Wireless Entity, (iv) continuing to hold any investment in a wireless communications service business with operations outside the United States of America (including its territories, possessions and protectorates) that was made by Nextel Communications prior to March 6, 1997 with respect to the 1997 Notes and Warrants, prior to March 12, 1998 with respect to the 1998 Notes and prior to the date hereof with respect to the Notes and was not contributed to Nextel International prior to March 6, 1997 with respect to the 1997 Notes and Warrants, prior to March 12, 1998 with respect to the 1998 Notes and prior to the date hereof with respect to the Notes, as the case may be, or continuing to exercise rights to direct or participate in the management of any such business or (v) any commercial relationship with any Wireless Entity (including, without limitation, channel or frequency sharing, roaming, the purchase, sale or exchange of goods and/or services, licensing of intellectual property or other intangible rights or Nextel International business related arrangement) that does not involve directing or participating in the management of such Wireless Entity. A "Wireless Entity" shall mean any corporation, partnership, trust, association or other form of business organization ("Entity") whose principal business activity involves the direct or indirect ownership or operation of two-way terrestrial-based mobile wireless communications systems anywhere in the world other than (A) the United States of America (including its territories, possessions and protectorates) and (B) so long as Nextel Communications has any direct or indirect Equity Interest (other than those held by or through a member of the Nextel International Group) in Clearnet Communications, Inc. (including any successor to such entity or to all of the specialized mobile radio communications business activities conducted by such entity or its subsidiaries; "Clearnet"), in any of the provinces and territories that, on March 6, 1997, collectively constitute Canada (the areas described in the foregoing clauses (A) and (B), the "Excluded Areas"), but shall not mean or include any such Entity in which Nextel Communications or its controlled Affiliates (other than any member of the Nextel International Group) first acquired an Equity Interest or first became entitled to direct or participate in the management of following compliance with the procedures set forth in the next paragraph of this Section 1. Except at Nextel Communications' specific request or with Nextel Communications' prior written consent, no member of the Nextel International Group shall hold, acquire or direct or otherwise participate in the management of any wireless communications service business (other than Clearnet) having any operations in the Excluded Areas.

         If Nextel Communications or any of its controlled Affiliates becomes aware of any Future Wireless Opportunity, it shall promptly notify the Chief Executive Officer and the

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Board of Directors of Nextel International of such Future Wireless Opportunity and, to the extent known, of the terms, conditions and circumstances applicable to such Future Wireless Opportunity (such notice is referred to herein as the "Initial Notice"). If either (i) the Board of Directors of Nextel International (or of the appropriate member of the Nextel International Group) thereafter notify Nextel Communications that such member of the Nextel International Group is not able or elects not to pursue such Future Wireless Opportunity or (ii) the appropriate member of the Nextel International Group has not notified Nextel Communications, within sixty (60) days after the date of the Initial Notice, that such member intends to pursue the Future Wireless Opportunity (provided that if such Future Wireless Opportunity involves any financial commitment to be made by a Nextel International Group member, Nextel Communications will not be deemed to have been notified that a Nextel International Group member intends to pursue the Future Wireless Opportunity unless the notification of such intent ("Notice of Intent") is either preceded or accompanied by (A) a statement, in reasonable detail, of the sources of financing reasonably available to such Nextel International Group member that will be used to satisfy such financial commitment and that such financing is permitted under the Indentures and the other loan documents, if any, to which the applicable Nextel International Group members are parties or by which they are bound (a "Financing Statement") or (B) a good faith written undertaking to identify the source and nature of such financing in a writing to be delivered to Nextel Communications within 30 days after the date on which the Notice of Intent is delivered ("Proposed Financing Notice"), and to deliver a Financing Statement consistent with the Proposed Financing Notice within 60 days after the Notice of Intent is delivered; provided, that, a failure to timely deliver a Proposed Financing Notice or the related Financing Statement will be treated as an election by the Nextel International Group not to pursue such Future Wireless Opportunity) or (iii) thereafter ceases to pursue such Future Wireless Opportunity diligently and in good faith or fails to consummate such Future Wireless Opportunity within nine months of the date of the Initial Notice (extended as may be reasonably required to obtain any necessary governmental approval or clearances) then, and in any such event, Nextel Communications or any of its controlled Affiliates may pursue for itself and consummate, without further obligation, condition or restriction under this Section 1, such Future Wireless Opportunity on substantially the same terms and conditions as were set forth in the Initial Notice (or, if applicable and at Nextel Communications' election, on terms and conditions in the aggregate no more favorable to Nextel Communications or its appropriate controlled Affiliates than those (if any) advanced by any member of the Nextel International Group that previously elected to pursue such Future Wireless Opportunity as acceptable to such member). Nothing in this Section 1 shall obligate Nextel Communications or any of its controlled Affiliates to provide any financing or any other assistance to any member of the Nextel International Group in connection with such member's consideration and/or pursuit of any such Future Wireless Opportunity.

    For purposes of this Section 1:

    "Affiliate" as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the

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  direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

    SECTION 2. Third Party Beneficiaries. The holders of the Existing Notes, the Warrants and the Notes shall be third party beneficiaries of the agreements made hereby between Nextel Communications, on the one hand, and Nextel International on the other hand, and each holder of Existing Notes, Warrants and Notes shall have the right to enforce such agreements directly to the extent it deems such enforcement necessary or advisable to protect its rights or the rights of holders of Existing Notes, Warrants, and Notes thereunder, provided, that such rights may only be exercised through the Trustee under the applicable Indenture or the Warrant Agent under the Warrant Agreement, or another reasonably acceptable representative authorized to act by holders of a majority of the outstanding Existing Notes, Warrants or Notes as the case may be, with the power to bind all holders of the Existing Notes, Warrants and Notes.

    SECTION 3. Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

    SECTION 4. Specific Performance. Without limiting the rights of each party hereto to pursue any and all other legal and equitable rights available to such party for the other parties' failure to perform their obligations under this Agreement, the parties hereto acknowledge and agree that the remedy at law for any failure to perform their obligations hereunder would be inadequate and that each of them, respectively, shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure.

    SECTION 5. Amendments. Subject to the next succeeding sentence, this Agreement may be amended at any time by Nextel International and Nextel Communications. Nextel International and Nextel Communications agree, for the benefit of the holders of Existing Notes, Warrants and Notes, not to amend this Agreement in any respect material and adverse to the holders of Existing Notes, Warrants and Notes and to give written notice of any proposed amendment to the Trustees of the Existing Notes and the Notes and the Warrant Agent at least 30 days prior to the effectiveness thereof.

    SECTION 6. Assignment. Neither this Agreement nor any of the rights, interests or obligations of any party hereto may be assigned by such party without the prior written consent of the other party.

    SECTION 7. Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, all of which together shall constitute a single agreement, and all of which shall constitute an original for all purposes. This Agreement shall become effective without any further action on the part of Nextel Communications or Nextel International on August 31, 2000, at which time the First Amendment and Restatement shall be deemed

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amended, restated and replaced by this Agreement.

    SECTION 8. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                           NEXTEL COMMUNICATIONS, INC.


                           By:      /s/ Thomas J. Sidman
                                ------------------------------------
                           Name:  Thomas J. Sidman
                           Title:   Senior Vice President

                           NEXTEL INTERNATIONAL, INC.


                           By:      /s/ Robert Shanks
                                ------------------------------------
                           Name: Robert B. Shanks
                           Title:  Vice President

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